Exhibit 99.1

RECENT DEVELOPMENTS

On October 27, 2015, the Engineering, Procurement and Construction Agreement dated May 23, 2008 for nuclear power plant Units 2 and 3 at the Virgil C. Summer Nuclear Generating Station (the “New Units”) by and between us for ourselves and as agent for the South Carolina Public Service Authority (“Santee Cooper”), and a consortium consisting of Westinghouse Electric Company, LLC and Stone & Webster (collectively “Consortium”) was amended (“October 2015 Amendment”).

Among other things, the October 2015 Amendment provides for the development of a revised construction milestone payment schedule and establishes a dispute resolution board (the “DRB”) process for certain commercial claims and disputes, including any dispute that might arise with respect to the development of the revised construction milestone payment schedule. We and Santee Cooper have been negotiating with the Consortium regarding the development of such schedule. To date, while negotiations are ongoing, the parties have been unable to agree to the timing and amounts of various payments. As a result of the lack of agreement, we anticipate that the matter may be referred to the DRB in the near future.  Total estimated project costs and the guaranteed substantial completion dates are not at issue.

The October 2015 Amendment provides that if the parties are unable to agree upon the revised construction milestone payment schedule by July 1, 2016, then, unless the parties agree or the process is otherwise delayed, the matter will be referred to the DRB. The October 2015 Amendment also provides that the  DRB shall issue its report on the construction milestone payment schedule within 60 days and that for the 60-day period of DRB review, we and Santee Cooper will pay the Consortium $100 million per month in lieu of all other payments (our 55% portion being $55 million per month).  Determinations of the DRB will be binding on the parties on an interim basis until substantial completion of both New Units.

We are unable to predict the likelihood of the parties being able to agree to a construction milestone payment schedule prior to the date the matter would be referred to the DRB, nor are we able to predict the outcome of the matter if it is referred to the DRB.